EXHIBIT 99.1

3D Systems Reports Second Quarter 2019 Financial Results

ROCK HILL, S.C., Aug. 07, 2019 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE: DDD) announced today its financial results for the second quarter ended June 30, 2019.

For the second quarter of 2019, the company reported GAAP revenue of $157.3 million, compared to $176.6 million in the second quarter of the previous year. The company reported a GAAP loss of $0.21 per share in the second quarter of 2019 compared to a GAAP loss of $0.08 per share in the second quarter of 2018, and non-GAAP earnings of $0.00 per share in the second quarter of 2019 compared to $0.06 per share in the second quarter of 2018.

"We continue to see strength in customer demand for our core and new products and solutions, but as expected, year over year revenue growth was impacted by ordering patterns of a large enterprise customer, the delay in shipping Factory metals systems as we complete technical enhancements and weaker macro-economic conditions in some areas of our market," commented Vyomesh Joshi ("VJ"), president and chief executive officer, 3D Systems.

The company reported 46.4 percent higher printer unit sales, driven by sales of the Figure 4 platform. Printer revenue decreased 27.4 percent compared to the second quarter of the prior year driven by year over year timing of large enterprise customer orders and the softer macro industrial environment. Excluding the impact of the large enterprise customer's order patterns, healthcare solutions revenue increased 11.4 percent in the second quarter compared to the prior year. During the second quarter, materials revenue decreased 8.5 percent, on demand services decreased 12.4 percent and software decreased 0.5 percent compared to the second quarter of the prior year.

The company reported GAAP gross profit margin of 46.6 percent for the second quarter of 2019, a decrease of 220 basis points compared to the second quarter of 2018. Non-GAAP gross profit margin was 47.4 percent in the second quarter of 2019 compared to 48.9 percent in the second quarter of the prior year.

For the second quarter of 2019, GAAP operating expenses decreased 1.5 percent to $92.5 million compared to $93.9 million in the prior year period. GAAP SG&A expenses increased 0.7 percent to $71.7 million, including a $3.5 million dollar litigation settlement during the second quarter of 2019. GAAP R&D expenses decreased 8.4 percent from the second quarter of the prior year to $20.8 million. The company continues to execute its cost reduction plans, and as a result of these actions, non-GAAP operating expenses decreased 9.3 percent to $71.7 million compared to $79.0 million in the second quarter of 2018.

"I am pleased with the progress we are making on our cost structure, and we will continue to be laser focused on additional reduction opportunities in the second half of the year," continued Joshi.

The company generated $18.7 million of cash from operations during the quarter and had $150.4 million of unrestricted cash on hand at June 30, 2019. Cash generation during the second quarter was driven by improvements in working capital, including planned reductions of inventory.

"We remain confident in our broad portfolio of additive capabilities, workflow solutions and overall market opportunities; and we remain keenly focused on executing on our strategy, reducing costs and driving long-term profitable growth," concluded Joshi.

Q2 2019 Conference Call and Webcast
The company expects to file its Form 10-Q for the quarter ended June 30, 2019 with the Securities and Exchange Commission on August 7, 2019. 3D Systems plans to hold a conference call and simultaneous webcast to discuss these results on Wednesday, August 7, 2019, at 4:30 p.m. Eastern Time.

Date: Wednesday, August 7, 2019
Time: 4:30 p.m. Eastern Time
Listen via Internet: www.3dsystems.com/investor
Participate via telephone:
Within the U.S.:  1-877-407-8291
Outside the U.S.:  1-201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology.  Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company.  The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or review any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise.

Presentation of Information in This Press Release
To facilitate a better understanding of the impact that strategic acquisitions, non-recurring charges and certain non-cash expenses had on its financial results, the company reported non-GAAP measures excluding the impact of amortization of intangibles, non-cash interest expense, acquisition and severance expenses, stock-based compensation expense, litigation settlements and charges related to strategic decisions and portfolio realignment. A reconciliation of GAAP to non-GAAP results is provided in the accompanying schedule.

About 3D Systems
3D Systems provides comprehensive 3D products and services, including 3D printers, print materials, on-demand manufacturing services and digital design tools. Its ecosystem supports advanced applications from the product design shop to the factory floor to the operating room. 3D Systems’ precision healthcare capabilities include simulation, Virtual Surgical Planning, and printing of medical and dental devices as well as patient-specific surgical instruments. As the originator of 3D printing and a shaper of future 3D solutions, 3D Systems has spent its 30 year history enabling professionals and companies to optimize their designs, transform their workflows, bring innovative products to market and drive new business models.

More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation
Unaudited Condensed Consolidated Balance Sheets
June 30, 2019 and December 31, 2018

(in thousands, except par value)	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$150,397	$109,998
Accounts receivable, net of reserves — $8,509 (2019) and $8,423 (2018)	114,093	126,618
Inventories	133,936	133,161
Prepaid expenses and other current assets	29,471	27,697
Total current assets	427,897	397,474
Property and equipment, net (1)	97,664	103,252
Intangible assets, net	57,267	68,275
Goodwill	222,293	221,334
Right of use assets (1)	37,626	4,466
Deferred income tax asset	5,420	4,217
Other assets, net	29,384	26,814
Total assets	$877,551	$825,832
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long term debt	$4,050	$—
Current right of use liabilities (1)	11,451	654
Accounts payable	59,197	66,722
Accrued and other liabilities	59,730	59,265
Customer deposits	4,882	4,987
Deferred revenue	41,690	32,432
Total current liabilities	181,000	164,060
Long-term debt	75,378	25,000
Long-term right of use liabilities (1)	35,273	6,392
Deferred income tax liability	6,541	6,190
Other liabilities	42,041	39,331
Total liabilities	340,233	240,973
Redeemable noncontrolling interests	8,872	8,872
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; issued 120,506 (2019) and 118,650 (2018)	120	117
Additional paid-in capital	1,361,569	1,355,503
Treasury stock, at cost — 3,182 shares (2019) and 2,946 shares (2018)	(16,519)	(15,572)
Accumulated deficit	(771,025)	(722,701)
Accumulated other comprehensive loss	(37,313)	(38,978)
Total 3D Systems Corporation stockholders' equity	536,832	578,369
Noncontrolling interests	(8,386)	(2,382)
Total stockholders’ equity	528,446	575,987
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$877,551	$825,832

(1) For comparative purposes, prior year finance lease assets have been reclassified from "Property and equipment, net" to "Right of use assets". Prior year finance lease liabilities have been reclassified as right of use liabilities.

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Operations
Quarter and Six Months Ended June 30, 2019 and 2018

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenue:
Products	$93,758	$110,785	$186,105	$216,231
Services	63,514	65,783	123,147	126,206
Total revenue	157,272	176,568	309,252	342,437
Cost of sales:
Products	53,005	57,500	108,765	113,618
Services	30,968	32,906	61,483	64,788
Total cost of sales	83,973	90,406	170,248	178,406
Gross profit	73,299	86,162	139,004	164,031
Operating expenses:
Selling, general and administrative	71,654	71,172	136,982	140,625
Research and development	20,811	22,712	42,714	48,594
Total operating expenses	92,465	93,884	179,475	189,219
Loss from operations	(19,166)	(7,722)	(40,471)	(25,188)
Interest and other (expense) income, net	(2,755)	1,661	(3,957)	108
Loss before income taxes	(21,921)	(6,061)	(44,428)	(25,080)
Provision for income taxes	(1,938)	(2,539)	(3,782)	(4,493)
Net loss	(23,859)	(8,600)	(48,210)	(29,573)
Less: net income attributable to noncontrolling interests	70	262	114	246
Net loss attributable to 3D Systems Corporation	$(23,929)	$(8,862)	$(48,324)	$(29,819)

Net loss per share available to 3D Systems Corporation common stockholders - basic and diluted	$(0.21)	$(0.08)	$(0.43)	$(0.27)

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2019 and 2018

	Six Months Ended June 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net loss	$(48,210)	$(29,573)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26,574	29,948
Stock-based compensation	13,592	13,734
Lower of cost or market adjustment	—	—
Provision for bad debts	1,169	1,356
Loss on the disposition of property, equipment and other assets	1,103	—
Provision for deferred income taxes	(852)	(2,287)
Impairment of assets	1,728	1,411
Changes in operating accounts:
Accounts receivable	11,213	(3,384)
Inventories	(3,124)	(14,937)
Prepaid expenses and other current assets	(1,494)	(6,739)
Accounts payable	(7,560)	2,762
Deferred revenue and customer deposits	9,300	4,268
Accrued and other current liabilities	(2,333)	14,940
All other operating activities	2,445	(2,328)
Net cash provided by operating activities	3,551	9,171
Cash flows from investing activities:
Purchases of property and equipment	(14,353)	(18,095)
Other investing activities	105	(514)
Net cash used in investing activities	(14,248)	(18,609)
Cash flows from financing activities:
Proceeds from borrowings	100,000	—
Repayment of borrowings/long term debt	(45,000)	—
Purchase of noncontrolling interest	(2,500)	—
Payments on earnout consideration	—	(2,675)
Other financing activities	(1,898)	(2,148)
Net cash provided by (used in) financing activities	50,602	(4,823)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	517	(2,502)
Net increase (decrease) in cash, cash equivalents and restricted cash	40,422	(16,763)
Cash, cash equivalents and restricted cash at the beginning of the period (a)	110,919	136,831
Cash, cash equivalents and restricted cash at the end of the period (a)	$151,341	$120,068
  The amounts for cash and cash equivalents shown above include restricted cash of $944 and $755 as of June 30, 2019 and 2018, respectively, and $921 and $487 as of December 31, 2017, and 2016, respectively, which were included in other assets, net in the condensed consolidated balance sheets.

3D Systems Corporation
Schedule 1
Loss Per Share
Quarter and Six Months Ended June 30, 2019 and 2018

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Numerator for basic and diluted net loss per share:
Net loss attributable to 3D Systems Corporation	$(23,929)	$(8,862)	$(48,324)	$(29,819)

Denominator for basic and diluted net loss per share:
Weighted average shares	113,433	111,920	113,350	111,870

Net loss per share - basic and diluted	$(0.21)	$(0.08)	$(0.43)	$(0.27)

3D Systems Corporation
Schedule 2
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Quarter and Six Months Ended June 30, 2019 and 2018

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2019	2018	2019	2018
GAAP Net loss attributable to 3D Systems Corporation	$(23.9)	$(8.9)	$(48.3)	$(29.8)
Adjustments:
Amortization, stock-based compensation & other [1]	12.6	14.5	24.8	29.6
Legal, acquisition and divestiture related [2]	6.8	(0.4)	7.2	—
Cost optimization plan, including severance costs [3]	3.9	1.0	5.6	1.6
Impairment of cost-method investments [4]	—	—	—	1.4
Non-GAAP net income attributable to 3D Systems Corporation	$(0.6)	$6.2	$(10.7)	$2.8
Non-GAAP net income per share available to 3D Systems common stock holders - basic and diluted [5]	$—	$0.06	$(0.09)	$0.02

1 For the quarter ended June 30, 2019, the adjustment included $0.1 in COGS and $12.5 in SG&A. For the quarter ended June 30, 2018, the adjustment included $0.1 in COGS and $14.4 in SG&A. For the six months ended June 30, 2019, the adjustment included $0.2 in COGS and $24.6 in SG&A. For the six months ended June 30, 2018, the adjustment included $0.2 in COGS and $29.4 in SG&A.
2 For the quarter ended June 30, 2019, the adjustment included $(0.9) in Revenues, $1.4 in COGS, $4.6 in SG&A and $1.8 in other income (expense). For the quarter ended June 30, 2018, the adjustment included $(0.4) in COGS. For the six months ended June 30, 2019, the adjustment included $(2.7) in Revenues, $3.3 in COGS, $5.3 in SG&A, and $1.3 in other income (expense).
3 For the quarter ended June 30, 2019, the adjustment included $0.3 in COGS, $3.3 in SG&A and $0.3 in R&D. For the quarter ended June 30, 2018, the adjustment included $0.2 in COGS, $0.7 in SG&A and $0.1 in R&D. For the six months ended June 30, 2019, the adjustment included $0.8 in COGS, $4.6 in SG&A and $0.3 in R&D. For the six months ended June 30, 2018, the adjustment included $0.3 in COGS, $1.1 in SG&A and $0.2 in R&D.
4 For the quarter and  six months ended June 30, 2018, the adjustment included $0.0 and $1.4 in interest and other income (expense), net. No impairment was recorded in 2019.
5 Denominator based on weighted average shares used in the GAAP EPS calculation.

* Tables may not foot due to rounding; amounts calculated based on dollars in thousands.